Independent Auditors' Consent

The Board of Directors
First American Investment Funds, Inc.:

We consent to the use of our report dated November 3, 1995 included in the fiscal 1995 Annual Report of First American Investment Funds, Inc., incorporated by reference herein, our report dated November 4, 1994 and reference to our firm under the heading "Custodian; Transfer Agent; Counsel; Accountants" included in the Statement of Additional Information of First American Investment Funds, Inc. dated January 31, 1995, incorporated by reference herein, and to the reference to our Firm under the heading "FINANCIAL STATEMENTS AND EXPERTS" in Part A of this Registration Statement.

                                        /s/ KPMG Peat Marwick LLP

Minneapolis, Minnesota
November 20, 1995